EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,”) and internal control over financial reporting included in the Annual Report of Metropolitan Health Networks, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Metropolitan Health Networks, Inc. on Forms S-8 (File No. 333-122976, effective February 24, 2005 and File No. 333-152777, effective August 5, 2008).

/s/ GRANT THORNTON LLP

Miami, Florida
February 24, 2009